EXHIBIT 99.11
FIRST AMENDMENT
TO
STOCK PURCHASE AGREEMENT
     This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of September 5, 2007 by and among the signatories hereto. All capitalized terms used in this Amendment which are not herein defined shall have the same meanings ascribed to them in the Agreement (as defined infra).
     WHEREAS, the undersigned are parties to that certain Stock Purchase Agreement dated as of June 13, 2007 (the “Agreement”), pursuant to which the Company agreed to sell to the Purchaser shares of Common Stock and to cause to be delivered to the Purchaser an Option Agreement, pursuant to which certain shareholders of the Company conferred on the Purchaser the right thereunder to acquire certain additional shares of Common Stock directly from such shareholders (the “Option”); and
     WHEREAS, the the Company and the Purchaser desire to increase the number of shares of the Common Stock sold under the Agreement to the Purchaser, and to increase proportionately the number of shares of Common Stock covered by the Option.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:
     1. Authorization of Sale of the Shares. Section 1 of the Agreement shall be amended, effective as of the date hereof, by being replaced in its entirety with the following:
     “SECTION 1. Authorization of Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company has authorized the issuance and sale to the Purchaser of that aggregate number of shares (the “Shares”) of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), which is equal to the sum of (i) 351,563 shares of Common Stock (the “First Tranche Shares”), (ii) 507,812 shares of Common Stock (the “Initial Second Tranche Shares”), and (iii) that number of shares of Common Stock (the “Additional Second Tranche Shares, and together with the Initial Second Tranche Shares, the “Second Tranche Shares”), which is equal to (x) U.S.$1,500,000 divided by (y) U.S.$6.85 (the “Purchase Price Per Additional Second Tranche Share”).”
     2. Agreement to Sell and Purchase the Shares. Section 2.1 of the Agreement shall be amended, effective as of the date hereof, by being replaced in its entirety with the following:
     “2.1 At the First Closing (as defined below), the Company will, subject to the terms and conditions of this Agreement, issue and sell to the Purchaser, and the Purchaser will buy from the Company, upon the terms and conditions hereinafter set forth, the First Tranche Shares, the maximum number of such Shares which the Company has determined may be sold when added to the number of Shares issuable, directly or indirectly to the Other Purchasers (as defined below), without triggering the shareholder approval requirements set forth in Nasdaq Marketplace Rule 4350(i), for an aggregate purchase price of U.S.$2,250,003.20, equal to the number of Shares so issued and sold to the Purchaser at the First Closing, multiplied by U.S.$6.40. At the Second Closing (as defined below), the Company will, subject to the terms and conditions of this Agreement, issue and sell to the Purchaser, and the Purchaser will buy from the Company, upon the terms and conditions hereinafter set forth, the Second Tranche Shares for an aggregate purchase price of U.S$4,749,996.80, equal to the sum of (i) the number of Initial Second Tranche Shares multiplied by U.S.$6.40, plus (ii) the number of Additional Second Tranche Shares multiplied by the Purchase Price Per Additional Second Tranche Share.”
     3. The Second Closing. Section 3.2 of the Agreement shall be amended, effective as of the date hereof, by being replaced in its entirety with the following:
     “3.2 The completion of the purchase and sale of the Second Tranche Shares by and to the Purchaser (the “Second Closing”) shall occur at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104 as soon as practicable and as agreed to by the parties hereto, during the period between the closing of the eToys merger pursuant to the terms of the eToys Merger Agreement and the effective time of the eToys Merger under Delaware law, but not prior to the time that the conditions for the Second Closing set forth below have been satisfied or waived by the appropriate party (the date thereof, the “Second Closing Date”). At the Second Closing, the Company shall (i) deliver to the Purchaser one or more stock certificates representing the Second Tranche Shares, registered in the same names as the stock certificates representing the First Tranche Shares, each bearing the Legend, and (ii) cause to be delivered to the Purchaser an Option Agreement, in the form attached hereto as Annex A (the “Option Agreement”), executed by each of the Company shareholders party thereto, pursuant to which such shareholders shall have conferred on the Purchaser the right thereunder (the “Option”) to acquire from such shareholders a maximum aggregate number of shares of Common Stock owned by such shareholders as is equal to (x) 10.2% of the sum of (1) the number of the First Tranche Shares and (2) the number of the Initial Second Tranche Shares, at an exercise price per share equal to $6.40, and (y) 10.2% of the Additional Second Tranche Shares, at an exercise price equal to the Purchase Price Per Additional Second Tranche Share. The Option shall be exercisable during the fifteen (15) month period commencing on the date that is six months and one day after the effective time of the eToys Merger. At the Second Closing, (a) the Second Closing Date Funds shall be delivered in addition to the Company by the Escrow Agent pursuant to the terms of the Escrow Agreement, and (b) the Company shall also deliver to the Purchaser an update to the legal opinion delivered to the Purchaser at the First Closing, in a form reasonably satisfactory to counsel for the Purchaser.”
     4. Signature Pages. The information set forth on the Purchaser signature pages to the Agreement with respect to the number of Shares being purchased by the Purchaser, and the price per share of and aggregate price for such Shares, shall be amended, effective as of the date hereof, by being replaced in its entirety with the corresponding information set forth on the Purchaser signature pages hereto.
     5. Agreement to Enter into Amendment to the Escrow Agreement. As soon as practicable after the execution by all parties hereto and mutual delivery of this Amendment, the parties hereto shall enter with the Escrow Agent into an amendment to that certain Escrow Agreement, dated as of June 13, 2007, to increase the amount of the deposit thereunder by Purchaser by U.S.$1,500,000 to a total of U.S.$4,749,996.80, said increased deposit to be made by Purchaser contemporaneously with the execution and mutual delivery by all parties thereto of said amendment.
     6. Headings; Counterparts. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of or be taken into consideration in interpreting this Amendment. This Amendment may be executed in multiple counterparts, all of which shall constitute one and the same instrument, and may be delivered by facsimile.

     7. Governing Law. This Amendment is to be construed in accordance with and governed by the federal law of the United States of America and the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.
     8. Continued Effectiveness. It is the express intention of the parties hereto to ratify and reaffirm the terms and conditions of the Agreement, as amended concurrently herewith. Except as expressly amended hereby, the Agreement shall remain unmodified and in full force and effect. In the event of any inconsistency between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall prevail.
(signature pages follow)

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Stock Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

BabyUniverse, Inc.
By:
	Name:	John C. Textor
	Title:	Chief Executive Officer

INVESTOR SIGNATURE PAGE
(FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT)
Print or Type:

Name of Purchaser
(Individual or Institution):

Janus Investment Fund on behalf of its series Janus Venture Fund

Name of Individual representing Purchaser (if an Institution):

Title of Individual representing Purchaser (if an Institution):

Number of Shares to Be	Price Per Share In	Aggregate
Purchased	Dollars	Price

First Tranche Shares and Initial Second Tranche Shares:
777,490	U.S.$6.40	U.S.$4,975,936.00

Additional Second Tranche Shares:
195,572	U.S.$6.85	U.S.$1,339,665
(Options allocation: 19,948 at U.S.$6.85 strike price)

INVESTOR SIGNATURE PAGE
(FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT)
Print or Type:

Name of Purchaser
(Individual or Institution):

Janus Capital Funds plc on behalf of its series US Venture Fund

Name of Individual representing Purchaser (if an Institution):

Title of Individual representing Purchaser (if an Institution):

Number of Shares to Be	Price Per Share In	Aggregate
Purchased	Dollars	Price

First Tranche Shares and Initial Second Tranche Shares:
70,095	U.S.$6.40	U.S.$448,608.00

Additional Second Tranche Shares:
20,341	U.S.$6.85	U.S.$139,336
(Options allocation: 2,075 at U.S.$6.85 strike price)

INVESTOR SIGNATURE PAGE
(FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT)
Print or Type:

Name of Purchaser
(Individual or Institution):

Small Cap Growth Portfolio, a series of Ohio National Fund, Inc.

Name of Individual representing Purchaser (if an Institution):

Title of Individual representing Purchaser (if an Institution):

Number of Shares to Be	Price Per Share In	Aggregate
Purchased	Dollars	Price

First Tranche Shares and Initial Second Tranche Shares:
11,790	U.S.$6.40	U.S.$75,456.00

Additional Second Tranche Shares:
3,066	U.S.$6.85	U.S.$20,999.00
(Options allocation: 313 at U.S.$6.85 strike price)